Metabolix Announces Fourth Quarter and Full Year 2015 Financial Results
CAMBRIDGE, Mass. - March 29, 2016 - Metabolix, Inc. (NASDAQ: MBLX), an advanced biomaterials company focused on sustainable solutions for the plastics industry, today reported financial results for the three months and full year ended December 31, 2015.
“2015 was an important transition year for Metabolix. We completed a comprehensive reshaping and repositioning of the company around a specialties strategy based on our differentiated PHA biopolymer materials,” said Joseph Shaulson, president and CEO of Metabolix. “Throughout the year, we focused on building and advancing the portfolio of customer projects in our target application spaces and executed on a plan to expand pilot production of our new amorphous PHA biopolymer, one of the cornerstones of our specialty products strategy. Toward the end of the year, we began to shift our focus to the transition from pilot scale operations to commercial scale operations. This included an acceleration of efforts to secure an initial tranche of commercial scale production capacity in the range of 10 kilo tonnes (22 million pounds).
“Today, we were pleased to announce with a Memorandum of Understanding CJ CheilJedang for a strategic collaboration that will include a 10 kilo tonne PHA production unit based on our specialty PHA technology. The non-binding MOU contemplates that CJ will fund, build and operate the PHA production unit at its existing lysine production facility in Fort Dodge, Iowa, and we will buy the specialty biopolymers produced at Fort Dodge from CJ and in turn market and sell the materials to our commercial customers. We also expect to define with CJ a framework for potential longer term expansion of the collaboration for larger scale PHA production and related commercial activities. During the second quarter, we will be working with CJ to complete definitive agreements for the collaboration. We expect our relationship with CJ to be transformational, as it provides the path forward for Metabolix to move our specialty PHA biopolymer business to commercial scale and position us for longer term growth.
“Of course, the move to commercial scale will require a multifaceted effort in commercial development and biopolymer R&D, supported by our PHA pilot plant. We are seeing traction in commercial development, with initial customer conversions for PHA additives and growth in functional biodegradation. For 2016, we remain focused on converting additional customers, building the commercial development pipeline, running our pilot plant and advancing our specialty PHA biopolymer technology.
“This is an exciting time for our biopolymers business, but we are also making progress with Yield10 Bioscience. Yield10’s innovative crop technology platforms are focused on improving carbon capture, efficiency and utilization to drive step change increases in yield for food and feed crops. The team has begun work to move the traits discovered using our camelina and switchgrass model systems to commercially significant crops such as canola, soybeans, rice and corn. We have also appointed two extremely capable crop experts to our Yield10 scientific advisory board, and remain actively engaged with potential industry collaborators and investors around potential spinout scenarios for Yield10.
“The Metabolix team is focused. We are executing our strategic plan and achieving milestones. We are working to become a successful specialties biomaterials company and to build value with the Yield10 crop technology platforms. We hope 2016 will be a transformational year, as we work to complete our collaboration agreement with CJ, support construction of the PHA unit at Fort Dodge, continue developing the market for our specialty PHA biopolymers and provide clarity around the spinout of Yield10,” concluded Shaulson.

FULL YEAR AND FOURTH QUARTER 2015 FINANCIAL OVERVIEW
Metabolix is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives. The Company ended 2015 with $12.3 million in unrestricted cash and cash equivalents. The Company’s net cash used in operating activities during 2015 was $21.9 million, which was a decrease of $2.6 million from the $24.5 million used for operating activities during 2014.
The Company anticipates approximately $25.0 million of net cash usage for the year ended December 31, 2016. As a result, the Company’s present capital resources are not sufficient to fund its planned operations for a twelve month period and, therefore, raise substantial doubt about the Company’s ability to continue as a going concern.

In 2015, the Company was successful in raising $14.7 million, net of offering costs, through a private placement of equity securities. In addition, on October 7, 2015, the Company entered into a common stock purchase agreement with Aspire Capital under which Aspire is committed to purchase, at the Company's direction, up to an aggregate of $20.0 million of shares of its common stock over a 30 month period that began on November 9, 2015. Common stock may be sold from time to time at the Company’s option under pricing formulas based on prevailing market prices around the time of each sale. At December 31, 2015, the full $20.0 million under the purchase agreement remained available for sale to Aspire. Even if the Company sells shares under the Aspire agreement, it will require additional funding during the next twelve months to continue its operations and support its capital needs. The timing, structure and vehicles for obtaining future financing are under consideration, but there can be no assurance that such financing efforts will be successful. The Company intends to use the proceeds of its recent and any future financings for general corporate purposes and working capital requirements, including the continued development of its specialty biopolymers business as the foundation for its longer range commercial scale plans and the future growth of its business.

Continuing Operations:

For 2015, the Company reported a net loss from continuing operations of $23.7 million, or $0.95 per share, as compared to a net loss from continuing operations of $26.8 million, or $2.61 per share, for 2014.
Total revenue from continuing operations for the full year 2015 was $2.6 million, compared to $2.8 million recorded in the prior year. Product revenue was $0.6 million in 2015, as compared to $0.5 million in 2014. Cost of product revenue for the full year 2015 was $0.7 million, compared to $1.5 million in the prior year. The decrease in cost of product revenue is due primarily to inventory impairment charges recorded in 2014.
Research and development expenses for continuing operations were $16.6 million in 2015, compared to $17.3 million for 2014. Selling, general and administrative expenses were $9.1 million and $10.8 million for the years ended December 31, 2015 and 2014, respectively.
The Company’s net cash used in operating activities for continuing operations during the full year 2015 was $21.9 million as compared to $23.7 million in 2014.
The Company reported a net loss from continuing operations of $5.9 million, or $0.22 per share, for the fourth quarter of 2015, compared to a net loss of $5.8 million, or $0.29 per share, for the fourth quarter of 2014.
Total revenue in the fourth quarter of 2015 was $0.5 million, compared to $0.9 million for the comparable quarter in 2014. The fourth quarter revenue in 2015 consisted of $0.2 million, $0.1 million and $0.2 million in revenue from product sales, government grants and license and royalty, respectively.
In the fourth quarter of 2015, research and development expenses were $4.2 million, and selling, general and administrative expenses totaled $2.0 million. This compares to $4.1 million of research and development expenses and $2.5 million of selling, general and administrative expenses in the fourth quarter of 2014.
Discontinued Operations:
In October 2014, in connection with the shift in the Company’s focus to commercializing its PHA performance biopolymers, the Company discontinued the operations of its wholly-owned German subsidiary, Metabolix GmbH, and sold substantially all of the assets of that subsidiary. The Company did not record any losses from discontinued operations for the three and twelve months ended December 31, 2015, respectively.
Conference Call Information
Metabolix management will host a conference call today at 4:30 p.m. (ET) to discuss fourth quarter results. The Company also will provide an update on the business and answer questions from the analyst community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13630506. The replay will be available beginning at 7:30 p.m. (ET) on Tuesday, March 29, 2016 and will last through 11:59 p.m. (ET) on Monday, April 11, 2016. In addition, the webcast will be archived on the Company’s website in the investor relations section.
About Metabolix
Metabolix, Inc. is an innovation-driven specialty materials company focused on delivering high- performance biopolymer solutions to customers in the plastics industry. Metabolix’s Mirel® biopolymers, which are derived from renewable resources, are a family of biobased performance additives and specialty resins based on PHA (polyhydroxyalkanoates). Metabolix’s proprietary biotechnology platform enables the creation of specialty biopolymers for use in a broad range of applications such as construction and packaging materials, as well as industrial, consumer and personal care products.
For more information, please visit www.metabolix.com. (MBLX-E)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the Company’s business plans and milestones for 2016; expectations for PHA biopolymer manufacturing, including plans for the first tranche of commercial scale capacity; expectations regarding the completion of definitive agreements with CJ CheilJedang; expected market demand and commercialization plans for the Company’s PHA biopolymer products; future cash usage expectations; plans for obtaining additional funding; and plans for completing the spin out of Yield10 Bioscience constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Metabolix Contact:
Lynne H. Brum, 617-682-4693, LBrum@metabolix.com
(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue:
Product revenue	$225	$118	$619	$546
Grant revenue	101	506	1,350	1,807
License fee and royalty revenue	170	232	625	447
Total revenue	496	856	2,594	2,800
Costs and expenses:
Cost of product revenue	139	110	660	1,482
Research and development	4,240	4,062	16,572	17,342
Selling, general, and administrative	2,019	2,536	9,105	10,805
Total costs and expenses	6,398	6,708	26,337	29,629
Loss from continuing operations	(5,902)	(5,852)	(23,743)	(26,829)

Other income (expense), net	(15)	45	62	61
Net loss from continuing operations	(5,917)	(5,807)	(23,681)	(26,768)
Discontinued operations
Loss from discontinued operations	—	(448)	—	(1,878)
Loss from write down of assets held for sale	—	3	—	(888)
Total loss from discontinued operations	—	(445)	—	(2,766)
Net loss	$(5,917)	$(6,252)	$(23,681)	$(29,534)
Basic and diluted net loss per share:
Net loss from continuing operations	$(0.22)	$(0.29)	$(0.95)	$(2.61)
Net loss from discontinued operations	$—	$(0.02)	—	(0.27)
Net loss per share	$(0.22)	$(0.31)	$(0.95)	$(2.88)
Number of shares used in per share calculations:
Basic & Diluted	27,302,058	19,811,504	25,007,351	10,242,477

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$12,269	$20,046
Accounts receivable	238	45
Due from related parties	146	112
Unbilled receivables	150	420
Inventory	379	586
Prepaid expenses and other current assets	1,668	756
Restricted cash	619	619
Property and equipment, net	905	456
Other assets	714	95
Total assets	$17,088	$23,135
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$120	$333
Accrued expenses	3,513	3,709
Deferred revenue	277	147
Other long-term liabilities	150	150
Total liabilities	4,060	4,339
Total stockholders' equity	13,028	18,796
Total liabilities and stockholders' equity	$17,088	$23,135

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Years Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(23,681)	$(29,534)
Less:
Loss from discontinued operations	—	(2,766)
Loss from continuing operations	(23,681)	(26,768)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	265	507
Charge for 401(k) company common stock match	323	374
Stock-based compensation	2,128	2,276
Inventory impairment	209	873
Gain on sale of property and equipment	(33)	(43)
Changes in operating assets and liabilities:
Accounts receivable	(193)	952
Due from related parties	(34)	(61)
Unbilled receivables	270	(223)
Inventory	(2)	462
Prepaid expenses and other assets	(1,081)	(43)
Accounts payable	(226)	(246)
Accrued expenses	62	(1,179)
Deferred rent and long-term liabilities	—	(50)
Deferred revenue	130	(522)
Net cash used by continuing operations for operating activities	(21,863)	(23,691)
Net cash used by discontinued operations for operating activities	—	(845)
Net cash used in operating activities	(21,863)	(24,536)
Cash flows from investing activities
Purchase of property and equipment	(654)	(172)
Proceeds from sale of equipment	40	43
Purchase of investments	—	(1,508)
Proceeds from sale and maturity of short-term investments	—	13,017
Net cash (used) provided by continuing operations for investing activities	(614)	11,380
Net cash provided by discontinued operations for investing activities	—	292
Net cash (used) provided by investing activities	(614)	11,672
Cash flows from financing activities
Proceeds from options exercised	—	300
Proceeds from private placement offering, net of issuance costs	14,703	24,914
Net cash provided by financing activities	14,703	25,214
Effect of exchange rate changes on cash and cash equivalents	(3)	(2)
Net (decrease) increase in cash and cash equivalents	(7,777)	12,348
Cash and cash equivalents at beginning of period	20,046	7,698
Cash and cash equivalents at end of period	$12,269	$20,046

Supplemental disclosure of non-cash information:
Preferred stock conversion to common stock	$—	$12,500
Purchase of property and equipment included in accounts payable and accrued expenses	$68	$—
Issuance of stock in connection with Aspire agreement	$450	$—
Restricted stock units issued to settle incentive compensation obligation	$305	$—